Exhibit 99.1

Contact: Andre Scholz
Phone: (212) 239-8210	FOR IMMEDIATE RELEASE

KIWIBOX.COM LAUNCHES THE U.S. VERSION OF PIXUNITY.COM, A PHOTO BLOGGING COMMUNITY

NEW YORK, JUNE 14, 2011 /PRNewswire-FirstCall/ -- KIWIBOX.COM, Inc. (OTC Bulletin Board: KIWB.OB) –Kiwibox.com, a New York City based social network, proudly announces the unveiling of the U.S. version of photo blogging community Pixunity, a division of Kiwibox.com. Pixunity, already established in the European market, was purchased by Kiwibox.com in the first quarter of 2011. The now translated, exciting and internationally focused photo blog website is set to enter the domestic U.S. market and take social networking by storm; with an array of creative templates and designs users can easily bind memories through photo books to share with friends, family and the online community.

Themed templates allow users to capture the essence of their favorite vacation, holiday or priceless moments from everyday lifestyles and turn photo- sharing into a showcase of life’s fondest memories. With themes for every occasion, Pixunity’s breadth and depth of offerings lets users stretch their creativity and make photographic masterpieces. Enhancing interactivity of the photo blog, Pixunity offers digital scrapbooking features such as additional images, borders, text options and backgrounds which customize the photo blog to match the sentiment and brilliance in the pictures each photo book holds.

The global photo sharing community continues to rapidly grow, and as mobile applications such as Pixable and Instagram continue to provide a variety of graphic options for which to take photos, Pixunity stands to benefit from their photo brilliance with a platform to house and enhance what today is considered standard digital photography. As printed photography is displaced more and more by digital prints (to the tune of a 250% annual growth rate in this market), digital cameras and technologies have reached a foothold in 81 percent of U.S. households (camera sales grew 10.4 percent to reach 121.4 million units for 2010). Consumers in the United States created approximately 13.9 billion digital prints in 2010, and an expected, greater growth in 2011 plays directly into Pixunity’s core capabilities which will provide the digital community with a high definition photo blogging experience.

Kiwibox.com believes in the future of photo book communities, and will therefore build off of the successful launch of Pixunity’s U.S version with future enhancements. Kiwibox continues to showcase its bevy of offerings as both ground breaking and highly interactive, providing its growing user base digital channels to explore, connect and party, not available to social media networks before.

As the global photo community continues to expand, the success of photo blogging with  Pixunity will have both a positive technical and behavioral impact  on the Kiwibox.com network.

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About Kiwibox.com: Company History

Kiwibox.com was initially founded in 1999 to give teenagers a voice on the internet and was a leader in the teen oriented world for several years. In August 2007, the company was bought by Magnitude Information Systems, Inc., a publicly listed company. In 2008, the company launched a new version, Kiwibox 2.0 and in October 2009 the company launched Kiwibox 3.0, shifting its audience focus from teenagers to young adults. In the first quarter of 2011, Kiwibox.com  began running its photo sharing technology, pixunity.de, by virtue of its acquisition of certain assets from the German company, Brand & Nobel. The new platform brings the community to the next level with the latest social network technology. On December 31, 2009, Kiwibox Media Inc. merged with Magnitude Information Systems and changed its name to Kiwibox.com, Inc. the New York-based social network. Kiwibox common shares are listed for trading on   the over-the-counter, Bulletin Board under the symbol KIWB.OB .

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, which include but are not limited to, statements regarding the company’s potential acquisitions, its ability to obtain financing for these acquisitions, its ability to integrate any acquisition into its business and operations and manage such processes, and its ability to expand its membership, users and internet brand. The company’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the after effects of the global economic downturn, changes in political, business and economic conditions, including any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates;  the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its targeted internet audiences, potential advertisers and, in general, from other social networks; the company’s need and ability to manage other regulatory, tax and litigation risks as its services become offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its market approach  and offerings; the company’s ability to upgrade and develop its systems, infrastructure and user-member service capabilities at reasonable cost; and the company’s ability to maintain site stability and performance on  its site while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

CONTACT: Andre Scholz, +1-212-239-8210, ascholz@kiwiboxinc.com